Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2016 Financial Results

HERCULES, Calif.-February 23, 2017-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth-quarter 2016 reported revenues were $571.5 million, an increase of 0.2 percent compared to $570.6 million reported for the fourth quarter of 2015. On a currency-neutral basis, quarterly revenues increased 0.8 percent compared to the same period in 2015. Fourth-quarter gross margin was 55.0 percent compared to 54.1 percent during the fourth quarter in 2015.

Life Science segment net sales for the fourth quarter were $206.8 million, a decrease of 5.2 percent compared to the same period in 2015. On a currency-neutral basis, Life Science segment sales decreased by 4.3 percent. As noted during our third-quarter 2016 earnings conference call, revenues were unusually low for the third quarter of 2015 due to the rollout of our ERP system in our Life Science segment. As a result, performance in the fourth quarter of 2015 was unusually strong; this atypical situation results in a difficult year-over-year comparison for the same period in 2016. Underlying this comparison was good growth of Droplet Digital™ PCR and food testing products.

Clinical Diagnostics segment net sales for the fourth quarter were $360.8 million, an increase of 3.5 percent compared to the same period in 2015. On a currency-neutral basis, net sales were up 4.0 percent. Results from the fourth quarter were primarily attributed to growth in diabetes, immunology, and quality control product lines.

The fourth quarter of 2016 showed a net loss of $20.6 million, or $0.70 per share on a diluted basis, compared to net income of $49.5 million, or $1.68 per share during the same period in 2015. The decrease in net income was largely due to several non-cash charges including $59.9 million goodwill and in-process research & development (IPR&D) impairment, increases in expenses related to the revaluation of contingent consideration, and increases in certain legal reserves.

The following table compares these items from Q4 2016 to Q4 2015:

(in millions)	Q4 2016	Q4 2015
Purchase accounting amortization and contingent consideration	$8.0	$3.4
Certain legal-related reserves	$10.9	$5.5
Impairment of goodwill and long-lived assets	$59.9	--
Total impact to operating income	$78.8	$8.9

The effective tax rate for the fourth quarter of 2016 was 27.0 percent compared to 8.7 percent for the same period in 2015. The lower effective tax rate in 2015 was due to the tax benefit of foreign repatriations and the permanent reinstatement of the federal R&D credit in the fourth quarter of 2015.

Full Year 2016 Results

For the full year of 2016, net sales were $2,068.2 million compared to $2,019.4 million in 2015, an increase of 2.4 percent. On a currency neutral basis, sales increased by 4.0 percent. Full-year gross margin was 55.0 percent compared to 55.5 percent reported in 2015. Full-year reported sales for the Life Science segment were $730.7 million, an increase of 5.1 percent compared to the same period in 2015. On a currency-neutral basis, full-year sales increased 6.5 percent. Full-year reported revenues for the Clinical Diagnostics segment were $1,323.3 million, an increase of 1.0 percent compared to the same period in 2015, or an increase of 2.6 percent on a currency-neutral basis.

Full-year net income in 2016 was $28.1 million, or $0.95 per share on a fully diluted basis, compared to $113.1 million, or $3.85 per share in 2015. The year-over-year decrease in net income was primarily the result of lower margins, $62.3 million in non-cash impairment of goodwill and long-lived assets, increased SG&A expenses associated with various legal matters, $11.7 million in restructuring costs associated with the upcoming implementation of our global ERP system in Western Europe, and increased purchase accounting.

The following table compares certain non-cash or non-recurring items from 2016 to 2015:

(in millions)	2016	2015
Purchase accounting amortization and contingent consideration	$32.6	$29.4
Europe restructuring	$11.7	--
Certain legal-related reserves	$21.0	$7.4
Impairment of goodwill and long-lived assets	$62.3	--
Total impact to operating income	$127.6	$36.8

The effective tax rate in 2016 was 32.3 percent compared to 22.5 percent in 2015. The effective tax rate for 2016 and 2015 included a tax benefit of $16.8 million and $6.3 million, respectively, for foreign repatriations. The effective tax rate for 2016 included additional tax liabilities for unrecognized tax benefits of $17.5 million related to the non-deductibility of interest expense in foreign jurisdictions.

“We are encouraged by our overall topline performance for the year, which was higher than our guidance,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “All of this growth is organic and represents good progress for the year. Although our continued investment in our operations coupled with unusual expenses during the year affected our profitability, these investments are necessary to support growth and improved profitability for the years to come.”

2016 Full-Year Highlights

•	Full-year sales were $2,068.2 million compared to $2,019.4 million in 2015. After normalizing for the impact of currency, full year sales increased 4.0 percent.

•	Year-over-year net income in 2016 was $28.1 million, or $.95 per share on a fully diluted basis, compared to $113.1.million, or $3.85 per share in 2015.

•
In January 2016, Bio-Rad and Illumina, Inc. (NASDAQ: ILMN) announced an exclusive partnership to develop the most comprehensive next-generation sequencing (NGS) workflow for single-cell analysis. The Illumina® Bio-Rad® Single-Cell Sequencing Solution launched in early 2017 and enables high-throughput sequencing of thousands of individual cells, traditionally a challenging, costly, and time-consuming process.

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Also during the first quarter of 2016, Bio-Rad acquired a high performance analytical flow cytometer platform from Propel Labs that will enable advanced and novice users to perform basic and multi-parameter cytometry for a wide range of applications and chemistries. Bio-Rad expects to launch the instrument in 2017.

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In February, the Company announced it had received CE IVD marking for its QX200™ Droplet Digital™ PCR (ddPCR™) System, the first digital PCR system with the CE IVD mark for use as an in vitro diagnostic (IVD) in the European Union. With the CE IVD mark, medical practitioners in Europe can use the QX200 system for highly-accurate detection and quantification of nucleic acids, aiding clinical decision-making in the treatment of diseases ranging from cancer to transplant rejection and viral infection.

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In April, Bio‑Rad announced the launch of five Droplet Digital PCR Multiplex Mutation Screening Kits for detecting multiple cancer mutations. The combination of ddPCR and multiplexing technologies increases the throughput of genetic analysis to give clinical researchers more information per patient sample.

•	During both the second and third quarters, Bio‑Rad added to its Amplichek line of infectious disease quality controls for the molecular diagnostic testing market with Amplichek™ I and Amplichek™ II.

•
During the third quarter, Bio-Rad announced the launch of two residual DNA quantification (RDQ) kits designed for use with the Company’s Droplet Digital PCR Systems. The kits simplify the quantification of host-cell DNA (HCD) in process development, quality control, and biomanufacturing processes.

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In October, Bio-Rad announced that it had received clearance from the U.S. Food and Drug Administration (FDA) for its IH-1000 blood typing instrument along with approvals for a wide range of associated gel cards and reagents for the U.S. blood typing market. The system offers full automation and reliability, allowing laboratories to more efficiently manage their blood testing workload.

•	Also in October, Bio-Rad released Nuvia™ IMAC Resin, a chromatography resin optimized for use from lab scale to process-scale manufacturing.

In January, 2017 Bio-Rad announced that it had entered into a definitive agreement to purchase RainDance Technologies, Inc. Bio-Rad completed the transaction in February, acquiring RainDance for an estimated $87 million plus certain assumed net liabilities. RainDance’s intellectual property portfolio and product lines encompass a wide range of biological reactions in droplets, with applications in life science research and clinical research. These genomic tools provide ultra-sensitive detection of genetic variations in cancer as well as inherited and infectious diseases, enabling research in areas such as non-invasive liquid biopsy.

“We welcome the opportunity to expand our product offering with RainDance products and technologies,” Mr. Schwartz said. “Our combined droplet-based solutions will enable life science and clinical diagnostics customers to implement a broad range of applications that include digital PCR and next-generation sequencing.”

2017 Financial Outlook

For the full year 2017, the Company anticipates continued strength with currency neutral revenue growth of approximately 4 percent, and improved profitability with a currency neutral operating margin of 7 percent. This current estimate does not include the impacts of the recent acquisition of RainDance. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2016 financial results conference call.

“While 2017 will be another year of relatively modest operating margin, we are committed to successfully completing these foundational investments, which will allow us to realize significant improvement in profitability in the medium term and drive sustainable shareholder value over the long term,” Mr. Schwartz said.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 23, 2017. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., conference ID: 56053006. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The Company employs more than 8,250 people worldwide and had revenues exceeding $2 billion in 2016. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, expectations regarding operational investments, realizing significant improvement in profitability in the medium term, driving sustainable shareholder value over the long term, our release of new products and our expectations regarding our products. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, recent and planned changes to our global organizational structure and executive management team, our ability to integrate acquired companies, products or technologies into our company successfully, international legal and regulatory risks, reductions in government funding or capital spending of our customers, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$571,453	$570,557	$2,068,172	$2,019,441
Cost of goods sold	257,096	262,042	930,085	897,771
Gross profit	314,357	308,515	1,138,087	1,121,670
Selling, general and administrative expense	220,020	193,145	816,724	761,990
Research and development expense	57,543	55,887	205,864	192,972
Impairment losses on goodwill and long-lived assets	59,945	—	62,305	—
(Loss) income from operations	(23,151)	59,483	53,194	166,708
Interest expense	5,096	6,034	21,942	21,692
Foreign currency exchange losses, net	966	1,339	4,542	10,249
Other (income) expense, net	(1,026)	(2,088)	(14,850)	(11,080)
(Loss) income before income taxes	(28,187)	54,198	41,560	145,847
Benefit from (provision for) income taxes	7,617	(4,716)	(13,435)	(32,754)
Net (loss) income	$(20,570)	$49,482	$28,125	$113,093

Basic earnings per share:
Net (loss) income per basic share	$(0.70)	$1.69	$0.96	$3.87
Weighted average common shares - basic	29,552	29,321	29,440	29,186

Diluted earnings per share:
Net (loss) income per diluted share	$(0.70)	$1.68	$0.95	$3.85
Weighted average common shares - diluted	29,552	29,470	29,646	29,409

Note: As a result of the net loss for the three months ended December 31, 2016, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$456,264	$457,549
Short-term investments	387,736	332,928
Accounts receivable, net	372,348	391,485
Inventories, net	524,961	490,224
Other current assets	103,215	105,410
Total current assets	1,844,524	1,777,596

Property, plant and equipment, net	488,614	437,690
Goodwill, net	477,115	495,948
Purchased intangibles, net	161,609	214,026
Other investments	830,790	719,840
Other assets	47,852	64,618
Total assets	$3,850,504	$3,709,718

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$296,473	$280,248
Current maturities of long-term debt	334	298
Income and other taxes payable	28,124	29,339
Other current liabilities	146,391	131,466
Total current liabilities	471,322	441,351

Long-term debt, net of current maturities	434,186	433,883
Other long-term liabilities	358,237	343,981
Total liabilities	1,263,745	1,219,215
Total stockholders’ equity	2,586,759	2,490,503

Total liabilities and stockholders’ equity	$3,850,504	$3,709,718

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$2,074,024	$1,956,084
Cash paid to suppliers and employees	(1,810,844)	(1,730,062)
Interest paid, net	(21,318)	(20,793)
Income tax payments, net	(38,442)	(31,715)
Other operating activities	13,013	12,696
Net cash provided by operating activities	216,433	186,210
Cash flows from investing activities:
Payments for acquisition and long-term investment	(14,165)	(4,356)
Other investing activities	(199,715)	(162,513)
Net cash used in investing activities	(213,880)	(166,869)
Cash flows from financing activities:
Payments on long-term borrowings	(303)	(282)
Other financing activities	9,323	8,863
Net cash provided by financing activities	9,020	8,581
Effect of foreign exchange rate changes on cash	(12,858)	16,376
Net (decrease) increase in cash and cash equivalents	(1,285)	44,298
Cash and cash equivalents at beginning of year	457,549	413,251
Cash and cash equivalents at end of year	$456,264	$457,549
Reconciliation of net income to net cash provided by operating activities:
Net income	$28,125	$113,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,897	131,848
Impairment losses on goodwill and long-lived assets	62,305	—
Changes in working capital	(10,367)	(51,821)
Other	(6,527)	(6,910)
Net cash provided by operating activities	$216,433	$186,210